EXHIBIT 99.1

BJ's Restaurants, Inc. Appoints Lea Anne S. Ottinger to Its Board of Directors

HUNTINGTON BEACH, Calif., Aug. 16, 2010 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today announced the appointment of Lea Anne S. Ottinger to the Company's Board of Directors as an independent director, effective immediately. Ms. Ottinger's appointment brings the total number of the Company's board members to eight.

Since 1998, Ms. Ottinger has been the managing partner of LMR Advisors, where she serves as a strategic business consultant with a focus on mergers and acquisitions. From 1990 to 1998, she was a franchise owner and operator of several of The Body Shop™ skin and hair care stores. Ms. Ottinger currently serves on the board of directors of Savers, Inc., a privately held for-profit thrift store company with more than 220 locations throughout the United States, Canada and Australia. From June 2004 until its acquisition in March 2010, she also served on the board of directors of Bare Escentuals, Inc. (formerly NASDAQ: BARE), one of the leading cosmetic companies in the United States.

"We are very pleased to welcome Lea Anne Ottinger to our board of directors," said Jerry Deitchle, Chairman and CEO. "Her extensive background and experience with consumer growth companies and brands will be of considerable value to BJ's as we continue to execute our national expansion plan."

BJ's Restaurants, Inc. currently owns and operates 98 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (50), Texas (19), Arizona (6), Colorado (3), Oregon (2), Nevada (3), Florida (6), Ohio (2), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

CONTACT:  BJ's Restaurants, Inc.
          Greg Levin
          (714) 500-2400